EXHIBIT 3(ii)
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             WORKFORCE SYSTEMS CORP.

      The undersigned, being a natural person competent to contract, does hereby make, subscribe and file the Articles of Amendment to the Articles of Incorporation of Workforce Systems Corp., a Florida corporation pursuant to Sections 607.0704 and 607.0821 of the Florida Business Corporation Act:

      1.    The name of the corporation is Workforce Systems Corp. (the
"Company").

      2. The text of the amendment adopted jointly by the holders of a majority of the issued and outstanding voting securities of the Company as well as the Board of Directors on October 28, 1997 changing the name of the Company is as follows:

            WHEREAS, the Board of Directors of the Company deem it appropriate to change the name of the Company from Workforce Systems Corp. to Coventry Industries Corp. to better reflect the current business and operations of the Company.

            WHEREAS, the holders of a majority of the issued and outstanding voting securities of the Company, which such votes are sufficient for approval, hereby concurs with the recommendation of the Board of Directors regarding the appropriateness of a name change of the Company to Coventry Industries Corp.

            NOW, THEREFORE, BE IT RESOLVED, that Article I, Corporate Name, of the Articles of Incorporation, as amended, of the Company be and hereby is amended as follows:


















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                                    ARTICLE I

                                 CORPORATE NAME
                                 --------------

            The name of this Corporation shall be:  Coventry Industries Corp.

            FURTHER RESOLVED, that the proper officers of the Company be and hereby are authorized and directed to take such additional actions as are necessary and appropriate to consummate the foregoing, including filing Articles of Amendment with the Secretary of State of Florida.

      3. The foregoing amendment was duly adopted by written consent of the holders of a majority of the issued and outstanding voting securities of the Company, which such votes cast for the amendment by such shareholders were sufficient for approval, and the unanimous written consent of the Board of Directors on October 28, 1997.

      IN WITNESS WHEREOF, this Articles of Amendment to the Articles of Incorporation has been executed on the 28th day of October, 1997.

                                          WORKFORCE SYSTEMS CORP.

                                          By:  /s/ Robert Hausman
                                              -------------------
                                               Robert Hausman,
                                               President





















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